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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): MAY 12, 1998

                                    GANTOS, INC.
             (Exact name of registrant as specified in its charter)

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
            MICHIGAN                       000-14577                    38-1414122
(State or other jurisdiction of    (Commission File Number)    (IRS Employer Identification
         incorporation)                                                    No.)
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         1266 E. MAIN STREET, FIFTH FLOOR, STAMFORD, CONNECTICUT 06902
             (Address of principal executive offices)         (Zip Code)

          Registrant's telephone number, including area code:  (203) 358-0294

                                        N/A
             (Former name or former address, if changed since last report)

                                  Page 1 of 7 Pages

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ITEM 5.   OTHER EVENTS.

     On May 12, 1998, Gantos, Inc. (the "Company") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Hit or Miss Inc. ("Hit or Miss") and HOM Holding, Inc., the sole stockholder of Hit or Miss ("HOM Holding"), regarding the merger of HOM Holding with and into the Company. Pursuant to the Merger Agreement and by operation of law, the Company would acquire the assets and assume the liabilities of HOM Holding, including all of the outstanding Capital Stock of Hit or Miss, for an aggregate of approximately 7.4 million shares of Company common stock and warrants to purchase 1.25 million shares of Company common stock for $1.50 per share. The warrants would not be immediately exercisable.

     In the merger, Access Capital Partners, L.P., the principal stockholder of HOM Holding ("Access Capital"), will receive approximately 7.0 million shares, or approximately 47%, of the issued and outstanding common shares of the surviving corporation and, upon exercise of the warrants, if and when exercised, Access Capital and affiliated entities will have received approximately 8.2 million shares, or approximately 50%, of the issued and outstanding common shares of the surviving corporation. Following the completion of the merger, the Board of Directors of the surviving corporation (which will continue as Gantos, Inc.) will consist of seven individuals, three of whom will be nominees of HOM Holding and four of whom will be continuing Board members of the Company. The Bylaws will initially provide that substantially all actions of the Board of Directors of the surviving corporation will require the affirmative vote of more than 70% of the Board. Hit or Miss will be operated as a separate subsidiary of the Company. The Company expects, subject to the satisfaction of all conditions, to consummate the merger on or before August 31, 1998. Under certain conditions, if the Merger Agreement is terminated or the merger is not consummated, the Company or HOM Holding may be entitled to a fee as liquidated damages.

     The Company and HOM Holding have also entered into a Stockholder Voting and Proxy Agreement whereby Access Capital and certain other stockholders of HOM Holding, who collectively own approximately 96% of the voting stock of HOM Holding, have agreed to vote in favor of the merger and, so long as they own shares, to elect the continuing Board members of the Company to the Board of Directors of the surviving corporation for a period of three years.

     In connection with the merger, the parties have received a proposal, which has received credit committee approval, to refinance the working capital facilities of the Company and Hit or Miss into a combined $60 million facility. The consummation of the transactions contemplated by the Merger Agreement is subject to several material conditions including, among others, the consummation of the above-described financing, the approval of the merger by the stockholders of the Company and HOM Holding, the waiver of certain covenants of the debtholders of the Company and Hit or Miss, the receipt of all necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act and the absence of adverse changes to the businesses of the Company and Hit or Miss. There can be no assurance that the Company will be successful in closing the above-described merger with HOM Holding and Hit or Miss. A press release describing the merger is attached hereto as Exhibit
99.1 and incorporated by reference herein.

                                   Page 2 of 7 Pages

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     This Current Report on Form 8-K contains forward-looking statements, which are based on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could vary materially from expected results due to a variety of factors, including, but not limited to, the Company's ability to stem recurring losses from operations which led the Company's independent accountants to issue a "going concern" opinion for the financial statements for the year ending January 31, 1998, the general performance of the economy, specifically as it affects the retail apparel industry, the Company's ability to amend its Indenture or refinance the related notes, the Company's ability to comply with the Fleet facility liquidity requirements, the level of support of the Company's trade creditors and factors, the Company's comparable store sales changes, the Company's ability to obtain merchandise, and other factors applicable to the Company and its business referred to in the Securities and Exchange Commission filings of the Company, particularly the Company's Annual Report on Form 10-K for the year ended January 31, 1998.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

           (c) Exhibits.

               99.1  Press release, dated May 13, 1998.

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                                       SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   GANTOS, INC.

                                   By: /s/ Arlene H. Stern
                                       -------------------------
                                       Arlene H. Stern
                                       President and Chief Executive Officer

Date: May 14, 1998

                                  Page 4 of 7 Pages
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                                     INDEX TO EXHIBITS

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EXHIBIT NO.         DESCRIPTION
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99.1                Press release, dated May 13, 1998.

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